Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
To the Board of Directors and Shareholders
Synovus Financial Corp.:
We consent to the use of our reports dated March 2, 2020, with respect to the consolidated balance sheets of Synovus Financial Corp. as of December 31, 2019 and 2018, and the related consolidated statements of income, comprehensive income, changes in shareholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2019, and the related notes (collectively, the consolidated financial statements), and the effectiveness of internal control over financial reporting as of December 31, 2019, incorporated herein by reference.

/s/ KPMG LLP
Atlanta, Georgia
May 28, 2020